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                                                                    EXHIBIT 99.1

Contact:    Janie Maddox

            Post Properties, Inc.

            (404) 846-5056

                POST PROPERTIES ANNOUNCES FOURTH QUARTER EARNINGS
       Investor/Analyst Conference Call Scheduled for February 10, 2004 at
                                 10:00 a.m. EST

ATLANTA, February 9, 2004 - Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $5.8 million for the fourth quarter of 2003, compared to $9.6 million for the fourth quarter of 2002. On a diluted per share basis, net income available to common shareholders was $0.15 for the fourth quarter of 2003, compared to $0.26 for the fourth quarter of 2002.

For the year ended December 31, 2003, net income available to common shareholders was $2.7 million, compared to $49.3 million for the year ended December 31, 2002. On a diluted per share basis, net income available to common shareholders was $0.07 for the full year of 2003, compared to $1.33 in 2002. Excluding severance and proxy charges, net income available to common shareholders totaled $26.6 million, or $0.71 per diluted share, for the year ended December 31, 2003. A reconciliation of net income available to common shareholders to net income available to common shareholders, excluding severance and proxy charges is included in the financial data (Table 1) accompanying this press release.

The company uses the National Association of Real Estate Investment Trusts (NAREIT) definition of Funds from Operations (FFO) as an operating measure of the company's financial performance.

FFO for the fourth quarter of 2003 totaled $19.8 million, or $0.47 per diluted share, compared to $23.7 million, or $0.56 per diluted share, for the fourth quarter of 2002. Excluding asset impairment charges, FFO for the fourth quarter of 2002 was $25.6 million, or $0.61 per diluted share. FFO for the fourth quarter of 2003 was consistent with management's previously issued estimates.

For the year ended December 31, 2003, FFO totaled $40.0 million, or $0.95 per diluted share, compared to $98.9 million, or $2.35 per diluted share, for the year ended December 31, 2002. Excluding severance, proxy and asset impairment charges, FFO for the year ended December 31, 2003, totaled $84.2 million, or $2.00 per diluted share, compared to $110.2 million, or $2.62 per diluted share, for the year ended December 31, 2002. In October 2003, NAREIT clarified the definition of FFO to include impairment losses. As such, prior period and prior year presentations of FFO above have been restated to conform with the revised NAREIT definition of FFO. Additionally, for the year ended December 31, 2002, FFO has been restated from the prior year presentation to reflect a reduction of $0.1 million for early debt extinguishment costs reclassified from extraordinary items to operating expenses under SFAS No. 145. A reconciliation of FFO to GAAP net income is included in the financial data (Table 2) accompanying this press release.

Total revenues from continuing operations were $72.9 million for the fourth quarter of 2003, compared to $72.2 million for the fourth quarter of 2002. For the year ended December 31, 2003, total revenues from continuing operations were $290.4 million, compared to $287.3 million in 2002.

Said David P. Stockert, Post's CEO and President, "Operating results for the fourth quarter met our expectations, with ongoing signs of stabilizing market conditions. We are positioning our business to

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take advantage of the recovery as we continue to shape the portfolio, strengthen the balance sheet and build the management team and the independent board."

MATURE COMMUNITY DATA

For the fourth quarter of 2003, average economic occupancy at the company's 53 mature (same store) communities, containing 19,646 apartment units, was 93.2%, compared to 90.9% for the fourth quarter of 2002. For the year ended December 31, 2003, average economic occupancy for these mature communities was 91.9%, compared to 91.0% in 2002.

Total revenues for the mature communities decreased 1.8% during the fourth quarter of 2003, compared to the fourth quarter of 2002, and operating expenses increased 3.9%, resulting in a 4.6% decline in same store net operating income
(NOI), or $1.7 million ($0.04 per diluted share). For the year ended December 31, 2003, total revenues for the mature communities decreased 3.4% compared to 2002, while operating expenses increased 1.6%, resulting in a 6.1% decline in same store NOI, or $9.1 million ($0.22 per diluted share).

On a sequential basis, same store NOI increased by 0.5%, or $0.2 million ($0.005 per diluted share) during the fourth quarter of 2003, compared to the third quarter of 2003. Total revenues for the mature communities decreased 1.6% and operating expenses decreased 5.4%, between periods. For the fourth quarter of 2003, average economic occupancy was 93.2% compared to 93.1% for the third quarter of 2003.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 3) accompanying this press release. Same store NOI by market data is also included in the financial data (Table 4) accompanying this press release.

ASSET SALES AND CAPITAL REINVESTMENT STRATEGY; REDEMPTION OF 7 5/8% SERIES C PREFERRED STOCK

During the fourth quarter of 2003, the company sold two apartment communities, realizing net proceeds of approximately $63 million. For the year ended December 31, 2003, the company sold five apartment communities (one held in a joint venture) and various land parcels and realized net proceeds of approximately $238 million (including the repayment of a joint venture loan of approximately $59 million made in connection with the development of one of the five properties). For the year ended December 31, 2003, the company realized GAAP accounting gains on the sale of these five properties and land parcels of approximately $35 million, and economic gains on property sales (before accumulated depreciation and write-downs for asset impairment charges) of approximately $4 million. A reconciliation of GAAP accounting gains on property sales to economic gains on property sales is included in the financial data (Table 6) accompanying this press release.

In connection with its previously announced asset sales program, the company expects to sell nine additional apartment communities for expected sales prices totaling approximately $276 to $280 million. This asset sales program, which the company currently expects to complete in the first and second quarters of 2004, is consistent with an overall strategy to take advantage of high demand for apartment assets, reduce the average age of the portfolio and lessen the company's market concentration in Atlanta, GA and Dallas, TX. During 2003, the company also exited certain single asset markets, including the Austin, TX, Pasadena, CA and Phoenix, AZ markets, as it focuses on fewer markets where the company can achieve operating efficiencies and leverage the Post(R) brand.

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The apartment communities currently held for sale include six properties in
Atlanta, GA, two properties in Dallas, TX and one property in Orlando, FL. In connection with the sale of six of these properties (five in Atlanta, GA and one in Orlando, FL), the company expects that the purchaser will acquire those properties subject to a combined total of approximately $119 million of tax-exempt bond financing.

Total estimated gross proceeds from the company's asset sales program over the past four years, including the nine properties currently held for sale, is expected to exceed $1 billion.

The company intends to use the proceeds of its asset sales program for various corporate purposes, which may include preferred equity redemptions, common equity repurchases and debt reductions intended to maintain the strength of the company's balance sheet, combined with reinvestment in developments and acquisitions that enhance the diversification of the company's cash flow stream and the quality of its portfolio. In this regard, the company recently announced its intention to redeem its 7-5/8% Series C Cumulative Redeemable Preferred Shares totaling $50 million, plus accrued and unpaid dividends, on March 5, 2004.

Said Mr. Stockert, "We continue to pursue an aggressive program of asset sales designed to take advantage of high demand for apartment properties in an environment of strong capital flows and low cap rates to realize the value of our assets, while repositioning our portfolio over time to produce more diversified and stable cash flow and improve its overall quality. We are also committed to utilizing sales proceeds in ways that strengthen our balance sheet and drive long-term value for our shareholders."

With respect to the nine asset sales planned in 2004, the company expects to realize GAAP accounting gains of approximately $136 million to $140 million and economic gains on property sales (before accumulated depreciation and write-downs for asset impairment charges) of approximately $58 million to $62 million. A reconciliation of GAAP accounting gains on property sales to economic gains on property sales is included in the financial data (Table 6) accompanying this press release. The company also expects to realize taxable capital gains in 2004 from these sales totaling approximately $102 million to $106 million. The company expects to be able to use its regular quarterly dividend of 45 cents per share, as well as other tax planning strategies, to pay out or otherwise mitigate the impact of these taxable capital gains. Although the company does not currently have plans to do so, the company may also evaluate a special dividend.

In addition, upon issuance of the Series C Preferred Shares in February 1998, the company incurred approximately $1.7 million in issuance costs and recorded such costs as a reduction of shareholders' equity. The redemption price of the Series C Preferred Shares exceeds the related carrying value by the approximately $1.7 million of issuance costs. Upon redemption in the first quarter of 2004, in accordance with GAAP, the company will reflect the approximately $1.7 million of issuance costs as a reduction of earnings in arriving at both net income available to common shareholders and funds from operations available to common shareholders.

FINANCING ACTIVITY; REFINANCING OF UNSECURED LINE OF CREDIT

Upon their maturity on October 1, 2003, the company repaid $100 million of its 7.25% unsecured notes, using borrowings under its unsecured line of credit.

During the fourth quarter of 2003, the company closed a 5-year mortgage loan on its Post Biltmore(TM) property located in Atlanta, GA. The loan bears interest at a rate of 4.04% per annum and matures on

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December 10, 2008. Post Biltmore(TM) is owned in an unconsolidated joint venture with the New York State Common Retirement Fund.

In January 2004, the company closed a $350 million, three-year unsecured revolving line of credit facility that matures in January 2007. The new revolving credit facility reflects a $30 million increase in Post's borrowing capacity over its prior facility. The new facility currently bears an interest rate of 90 basis points over the London Interbank Offered Rate (LIBOR) and was provided by a syndicate of nine banks. This facility replaces Post's previous revolving line of credit facility which was scheduled to mature in April 2004. As of February 6, 2004, the company had approximately $70 million outstanding under this new credit facility.

During 2003, the company used a portion of its net proceeds from asset sales to reduce leverage and strengthen the balance sheet. Total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partners' share of debt) declined from 47.1% at December 31, 2002 to 43.7% at December 31, 2003. Total debt and preferred shares and units as a percentage of undepreciated assets (adjusted for joint venture partners' share of debt) also declined from 54.8% at December 31, 2002 to 51.8% at December 31, 2003. A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the company's financial statements is included in the financial data (Table 5) accompanying this press release.

BOARD AND SENIOR MANAGEMENT CHANGES

The company announced recently that Douglas Crocker II, formerly Trustee, President, Chief Executive Officer and Vice Chairman of Equity Residential, and Walter M. "Sonny" Deriso, Jr., Vice Chairman of Synovus, will be standing for election to the company's Board of Directors. Mr. Crocker and Mr. Deriso are expected to join the Board when directors are elected at the company's Annual Meeting of Shareholders on May 27, 2004. The company also announced that John T. Glover and Robert L. Anderson have decided not to stand for re-election as directors when their terms expire at the 2004 Annual Meeting of Shareholders.

In addition, on November 5, 2003, Nicholas B. Paumgarten, Managing Director at J.P. Morgan Chase & Co. and Chairman of J.P. Morgan Corsair II Capital Partners, L.P., was appointed to the company's Board of Directors. On December 1, 2003, Christopher J. Papa joined the company as Executive Vice President and Chief Financial Officer.

OUTLOOK

The estimates presented below are forward-looking and are based on current apartment market and general economic conditions and other risks outlined below. Management believes that the company's net loss per diluted share for the first quarter of 2004 will be in a range of $0.03 to $0.05. Management is currently expecting to close the sale of one asset in the first quarter of 2004. Management believes that the company's FFO per share for the first quarter of 2004 will be in a range of $0.39 to $0.41, or $0.43 to $0.45, excluding charges for the preferred stock issuance costs discussed above. Management's estimates of per share FFO for the first quarter of 2004, excluding charges for preferred stock issuance costs, are based on the following assumptions: seasonally lower same store NOI, as compared to same store NOI for the fourth quarter of 2003, due primarily to increased property operating expenses; dilution from the sale of two assets completed in the fourth quarter of 2003, the proceeds of which were used primarily to pay down short-term floating rate debt; the previously announced redemption of the company's 7 5/8% Series C Cumulative Redeemable Preferred Shares on March 5, 2004; and modestly increased general and administrative expenses. A reconciliation of projected net loss per diluted share to

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projected FFO per diluted share for the first quarter of 2004 is included in the financial data (Table 7) accompanying this press release.

SUPPLEMENTAL FINANCIAL DATA

The company also produces Supplemental Financial Data that includes detailed information regarding the company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the company's website. The company's earnings release and the Supplemental Financial Data is available through the company's web site at
"http://www.postproperties.com/posthome.nsf/ExtList/2003-4QFinancials".

The ability to access the attachments on the company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINED TERMS

The company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the company's website. The non-GAAP financial measures include FFO, FAD, net operating income, same store capital expenditures, net income, FFO and FAD excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 21 of the Supplemental Financial Data. The company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITS.

     FUNDS FROM OPERATIONS - The company uses FFO as an operating measure. The company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously, such losses were excluded from FFO consistent with the treatment of gains and losses on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The company adopted the modifications to the definition of FFO effective with its reported results for the third quarter of 2003. Prior period and prior year presentations of FFO have been restated to conform with the revised definition of FFO. FFO presented in the company's press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

     Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a

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     result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the company believes that FFO is a useful supplemental measure for comparing the company's results to those of other equity REITs. The company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to FFO. The company also computes a dividend payout ratio using dividends declared during the quarter divided by FFO per diluted share in order to provide investors with one alternate earnings measure to compare the relationship of FFO to the company's quarterly dividends and distributions.

     FUNDS AVAILABLE FOR DISTRIBUTION - The company also uses funds available for distribution ("FAD") as an operating measure. FAD is defined as FFO less operating capital expenditures. The company believes that FAD is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide FAD information to the investment community, the company believes that FAD is a useful supplemental measure for comparing the company to other equity REITs. The company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to FAD. The company also computes a dividend payout ratio using dividends declared during the quarter divided by FAD per diluted share in order to provide investors with one alternate earnings measure to compare the relationship of FAD to the company's quarterly dividends and distributions.

     PROPERTY NET OPERATING INCOME - The company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The company believes that the line on its consolidated statement of operations entitled "income from continuing operations" is the most directly comparable GAAP measure to NOI.

     SAME STORE CAPITAL EXPENDITURES - The company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, and sold communities in addition to same store information. Therefore, the company believes that the company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store

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     replacement costs over time. The company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

     NET INCOME, FFO AND FAD EXCLUDING CERTAIN CHARGES - The company uses net income, FFO and FAD excluding certain severance, proxy and impairment charges as operating measures. The company reports net income, FFO and FAD excluding certain charges as alternative financial measures of core operating performance. The company believes net income, FFO and FAD before certain charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The company further believes that charges of the nature incurred in 2003 and 2002 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition, the company believes the investment and analyst communities desire to understand the meaningful components of the company's performance and that these non-GAAP measures assist in providing such supplemental measures. The company believes that the most directly comparable GAAP financial measures to each of net income, FFO and FAD, excluding certain charges, is the line on the company's consolidated statements of operations entitled "net income available to common shareholders." The company computes dividend payout ratios using dividends declared during the quarter divided by FFO and FAD per diluted share, excluding certain charges in order to provide investors with alternate earnings measures to compare the relationship of FFO and FAD, excluding certain charges, to the company's quarterly dividends and distributions.

     DEBT STATISTICS AND DEBT RATIOS - The company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio;
     (3) total debt as a percentage of undepreciated real estate (unadjusted and adjusted for joint venture partners' share of debt); (4) total debt plus preferred shares and units as a percentage of undepreciated real estate (total debt unadjusted and adjusted for joint venture partners' share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the company's debt agreements, including, among others, the company's senior unsecured notes. In addition, the company presents these measures because the degree of leverage could affect the company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The company uses these measures internally as an indicator of liquidity and the company believes that these measures are also utilized by the investment and analyst communities to better understand the company's liquidity.

     ECONOMIC GAINS ON PROPERTY SALES - The company uses economic gains on property sales as a supplemental measure of operating performance. Economic gains on property sales are defined as gains on property sales in accordance with GAAP, before accumulated depreciation and any prior period write-downs for asset impairment charges on such assets. The company believes economic gains on property sales is an important supplemental measure to gains on property sales in accordance with GAAP because it assists investors and analysts in understanding the relationship

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     between the cash proceeds from the sale of an asset and the cash invested in that asset. The company believes the line on its consolidated statement of operations entitled "gains on property sales - discontinued operations" is the most directly comparable GAAP measure to economic gains on property sales.

     AVERAGE ECONOMIC OCCUPANCY - The company uses average economic occupancy as a statistical measure of operating performance. The company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

CONFERENCE CALL INFORMATION

The company will hold its quarterly conference call on Tuesday, February 10, 2004, at 10 a.m. EST. The telephone numbers are 1-800-881-7286 for domestic calls and 913-981-4902 for international callers. The access code is 218677. The conference call will be open to the public and can be listened to live on Post's web site at www.postproperties.com under Corporate Information/Investor Info. The replay will begin at 1:00 p.m. EST on February 10, and will be available until Monday, February 16, 2004, at 11:59 p.m. EST. The telephone numbers for the replay are 1-888-203-1112 for domestic callers and 719-457-0820 for international callers. The access code for the replay is 218677. A replay of the call also will be available through Wednesday, March 31, 2004, on Post's web site. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available on the company's website at "http://www.postproperties.com/posthome.nsf/ExtList/2003-4QFinancials" prior to the quarterly conference call.

Post Properties, Inc., a leading developer and operator of upscale apartment communities in the United States, pioneered building and branding resort-style garden apartments for more than 30 years. Post now also focuses on the creation of high-quality, high-density, live-work-walk neighborhoods in infill locations in major urban markets. The company has been recognized locally, nationally and internationally for building better neighborhoods and the preservation of historic buildings. Operating as a self-administered and self-managed equity real estate investment trust (REIT), the company's primary business consists of developing and managing Post(R) brand-name apartment communities.

Nationwide, Post Properties owns approximately 28,081 apartment homes in 72 communities, including 468 units currently in lease-up.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the company's anticipated asset sales during the first half of 2004 (including the estimated proceeds, estimated gains on sales and the use of proceeds from such sales) and the company's projected net income per diluted share and projected FFO per diluted share for the first quarter of 2004. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.

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These statements are based on current expectations and speak only as of the date of such statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the company's actual results to differ materially from the expected results described in the company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the company's markets and the effect on occupancy and rental rates; the impact of competition on the company's business, including competition for tenants and development locations; the company's ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the company's current and planned future real estate development, including actual costs exceeding the company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the company are included under the caption "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

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FINANCIAL HIGHLIGHTS
(Unaudited; in thousands, except share and per share amounts)

                                                                   THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                                      DECEMBER 31,                  DECEMBER 31,
                                                              ---------------------------   ---------------------------
                                                                  2003           2002           2003           2002
                                                              ------------   ------------   ------------   ------------
OPERATING DATA
Revenues                                                      $     72,925   $     72,232   $    290,384   $    287,306
Net income available to common shareholders                   $      5,843   $      9,649   $      2,707   $     49,297
Net income available to common shareholders,
   excluding severance and proxy charges (Table 1)            $      5,843   $      9,649   $     26,623   $     49,297
Funds from operations available to common shareholders
   (Table 2)                                                  $     19,764   $     23,724   $     39,958   $     98,894
Funds from operations available to common shareholders,
   excluding severance, proxy and asset impairment charges
   (Table 2)                                                  $     19,764   $     25,573   $     84,157   $    110,245
Weighted average shares outstanding - diluted                   38,176,235     37,061,628     37,687,524     36,953,962
Weighted average shares and units outstanding - diluted         42,228,473     42,032,638     42,134,072     42,035,577

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders                   $       0.15   $       0.26   $       0.07   $       1.33
Net income available to common shareholders,
    excluding severance and proxy charges (Table 1)           $       0.15   $       0.26   $       0.71   $       1.33
Funds from operations available to common shareholders
    (Table 2) (1)                                             $       0.47   $       0.56   $       0.95   $       2.35
Funds from operations available to common shareholders,
    excluding severance, proxy and asset impairment charges
    (Table 2) (1)                                             $       0.47   $       0.61   $       2.00   $       2.62
Dividends declared                                            $       0.45   $       0.78   $       1.80   $       3.12

(1) Funds from operations per share for the three and twelve months ended December 31, 2003 were computed using weighted average shares and units outstanding, including the impact of dilutive securities of 36,010 and 11,052, respectively. Such dilutive securities were antidilutive to all income (loss) per share computations.

TABLE 1

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS, EXCLUDING SEVERANCE AND PROXY CHARGES

(Unaudited; in thousands, except per share amounts)

                                                          THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                             DECEMBER 31,              DECEMBER 31,
                                                         ---------------------   ----------------------
                                                            2003       2002        2003         2002
                                                         ---------   ---------   ---------    ---------
Net income available to common shareholders              $   5,843   $   9,649   $   2,707    $  49,297
Severance charges                                                -           -      21,506            -
Proxy and related costs                                          -           -       5,231            -
Minority interest impact of charges (1)                          -           -      (2,821)           -
                                                         ---------   ---------   ---------    ---------
Net income available to common shareholders,
    excluding severance and proxy charges                $   5,843   $   9,649   $  26,623    $  49,297
                                                         =========   =========   =========    =========
Weighted average shares outstanding - diluted               38,176      37,062      37,688       36,954
                                                         =========   =========   =========    =========
Net income available to common shareholders, excluding
    severance and proxy charges -per diluted share       $    0.15   $    0.26   $    0.71    $    1.33
                                                         =========   =========   =========    =========

(2)  Computed at 10.55% for the twelve months ended December 31, 2003.

TABLE 2

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS
(Unaudited; in thousands, except per share amounts)

                                                                  THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                                     DECEMBER 31,               DECEMBER 31,
                                                              ------------------------    ------------------------
                                                                 2003          2002          2003          2002
                                                              ----------    ----------    ----------    ----------
Net income available to common shareholders                   $    5,843    $    9,649    $    2,707    $   49,297
Minority interest of common unitholders -
   continuing operations                                            (393)         (101)       (3,552)        2,681
Minority interest in discontinued operations                       1,110         1,382         3,893         4,091
Gains on property sales - continuing operations                        -             -             -       (13,275)
Gains on property sales - unconsolidated entities                      -             -        (8,395)            -
Gains on property sales - discontinued operations
   (excluding asset impairment losses)                            (7,103)       (9,856)      (40,793)      (27,921)
Depreciation on wholly-owned real estate assets, net              19,975        22,283        84,530        82,918
Depreciation on real estate assets held in
   unconsolidated entities                                           332           367         1,568         1,103
                                                              ----------    ----------    ----------    ----------
Funds from operations available to
   common shareholders (1)(2)                                     19,764        23,724        39,958        98,894
Severance charges                                                      -             -        21,506             -
Proxy and related costs                                                -             -         5,231             -
Asset impairment charges                                               -         1,849        17,462        11,351
                                                              ----------    ----------    ----------    ----------
Funds from operations available to common shareholders,
   excluding severance, proxy and asset impairment charge     $   19,764    $   25,573    $   84,157    $  110,245
                                                              ==========    ==========    ==========    ==========
Weighted average shares and units outstanding - diluted(3)        42,264        42,033        42,145        42,036
                                                              ==========    ==========    ==========    ==========
Funds from operations - per diluted share                     $     0.47    $     0.56    $     0.95    $     2.35
                                                              ==========    ==========    ==========    ==========
Funds from operations, excluding severance, proxy and
   asset impairment charges - per diluted share               $     0.47    $     0.61    $     2.00    $     2.62
                                                              ==========    ==========    ==========    ==========

(1) In October 2003, the National Association of Real Estate Investment Trusts ("NAREIT") issued additional guidance modifying the definition of funds from operations ("FFO"). The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously such losses were excluded from FFO, consistent with the treatment of gains on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The company adopted the modifications to the definition of FFO effective with its reported results for the third quarter of 2003. The modification of FFO related to preferred stock redemption costs was not applicable for the company for the periods presented. Prior period and prior year presentations of FFO have been restated to conform with the revised NAREIT definition of FFO. FFO is a supplemental non-GAAP financial measure used by real estate investment trusts to measure and compare operating performance.

(2) For the three and twelve months ended December 31, 2002, FFO available to common shareholders has been restated from the prior year presentation to reflect a reduction of $1,849 and $11,351, respectively, for impairment losses on real estate assets resulting from the NAREIT modification of the definition of FFO. Additionally for the twelve months ended December 31, 2002, FFO has been restated from the prior year presentation to reflect a reduction of $136 for early debt extinguishment costs reclassified from extraordinary items to operating expenses under SFAS No. 145. For the twelve months ended December 31, 2003, FFO available to common shareholders has been restated to reflect a reduction of $14,118 for impairment losses on real estate recognized in the first quarter of 2003.

(3) Diluted weighted average shares and units for the three and twelve months ended December 31, 2003 include 36 and 11 shares and units, respectively, that were antidilutive to all income (loss) per share computations under generally accepted accounting principles.

TABLE 3

RECONCILIATION OF SAME STORE NET OPERATING INCOME (NOI) TO INCOME (LOSS) FROM CONTINUING OPERATIONS
(Dollars in thousands)

                                                              THREE MONTHS ENDED                  TWELVE MONTHS ENDED
                                                   -----------------------------------------   --------------------------
                                                   DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                      2003          2002          2003            2003            2002
                                                   ------------  ------------  -------------   ------------   ------------
Total same store NOI                               $     35,439  $     37,167  $     35,247    $    141,419   $   150,543
Property NOI from other operating segments                6,906         6,322         6,763          26,330        20,093
                                                   ------------  ------------  ------------    ------------   -----------
Consolidated property NOI                                42,345        43,489        42,010         167,749       170,636
Add:
  Interest income                                           187           286           223             894         1,288
  Minority interest in consolidated property
     partnerships                                           665           576           677           2,024         2,055
  Gains on property sales - continued operations              -             -             -               -        13,275
Less:
  Depreciation                                          (21,603)      (21,124)      (21,553)        (83,700)      (76,760)
  Interest                                              (15,914)      (14,650)      (17,122)        (64,905)      (52,035)
  Amortization of deferred loan costs                      (962)         (616)       (1,084)         (3,801)       (2,327)
  General and administrative                             (4,400)       (3,450)       (3,735)        (15,102)      (14,431)
  Development costs and other expenses                   (1,298)         (694)         (277)         (2,138)         (830)
  Severance charges                                           -             -             -         (21,506)            -
  Proxy and related charges                                   -             -             -          (5,231)            -
  Equity in income (losses) of
     unconsolidated entities                                 23          (306)           60           7,791        (1,590)
  Minority interest of preferred unitholders             (1,400)       (1,400)       (1,400)         (5,600)       (5,600)
  Minority interest of common unitholders                   393           101           457           3,552        (2,681)
                                                   ------------  ------------  ------------    ------------   -----------
Income (loss) from continuing operations           $     (1,964) $      2,212  $     (1,744)   $    (19,973)  $    31,000
                                                   ============  ============  ============    ============   ===========

TABLE 4
SAME STORE NET OPERATING INCOME (NOI) SUMMARY BY MARKET
(Dollars in thousands)

                                                             THREE MONTHS ENDED                   4Q'03 VS    4Q'03 VS
                                               ----------------------------------------------    ---------   ---------
                                               DECEMBER 31,     DECEMBER 31,    SEPTEMBER 30,      4Q'02       3Q'03
                                                   2003             2002             2003        % CHANGE    % CHANGE
                                               ------------    -------------    -------------    ---------   ---------
Rental and other revenues
    Atlanta                                      $32,092          $33,094          $32,740         (3.0)%      (2.0)%
    Dallas                                        12,009           12,078           12,200         (0.6)%      (1.6)%
    Tampa                                          4,414            4,368            4,400          1.1%        0.3%
    Other                                          6,536            6,501            6,634          0.5%       (1.5)%
                                                 -------          -------          -------         ----        ----
        Total rental and other revenues           55,051           56,041           55,974         (1.8)%      (1.6)%
                                                 -------          -------          -------         ----        ----
Property operating and maintenance expenses
(exclusive of depreciation and amortization)
    Atlanta                                       11,109           10,986           11,727          1.1%       (5.3)%
    Dallas                                         4,748            4,214            4,941         12.7%       (3.9)%
    Tampa                                          1,626            1,591            1,753          2.2%       (7.2)%
    Other                                          2,129            2,083            2,306          2.2%       (7.7)%
                                                 -------          -------          -------         ----        ----
        Total                                     19,612           18,874           20,727          3.9%       (5.4)%
                                                 -------          -------          -------         ----        ----
Net operating income
    Atlanta                                       20,983           22,108           21,013         (5.1)%      (0.1)%
    Dallas                                         7,261            7,864            7,259         (7.7)%         -
    Tampa                                          2,788            2,777            2,647          0.4 %       5.3%
    Other                                          4,407            4,418            4,328         (0.2)%       1.8%
                                                 -------          -------          -------         ----        ----
        Total same store NOI                     $35,439          $37,167          $35,247         (4.6)%       0.5%
                                                 =======          =======          =======         ====        ====

                                                TWELVE MONTHS ENDED
                                                    DECEMBER 31,
                                               ---------------------
                                                  2003        2002     % CHANGE
                                               ----------   --------   --------
Rental and other revenues
   Atlanta                                      $129,601    $135,492    (4.3)%
   Dallas                                         48,371      49,677    (2.6)%
   Tampa                                          17,464      18,197    (4.0)%
   Other                                          26,156      26,111     0.2%
                                                --------    --------    ----
     Total rental and other revenues             221,592     229,477    (3.4)%
                                                --------    --------    ----
Property operating and maintenance expenses
(exclusive of depreciation and amortization)
   Atlanta                                        44,891      43,867     2.3%
   Dallas                                         19,479      19,232     1.3%
   Tampa                                           6,772       6,823    (0.7)%
   Other                                           9,031       9,012     0.2%
                                                --------    --------    ----
     Total                                        80,173      78,934     1.6%
                                                --------    --------    ----
Net operating income

   Atlanta                                        84,710      91,625    (7.5)%
   Dallas                                         28,892      30,445    (5.1)%
   Tampa                                          10,692      11,374    (6.0)%
   Other                                          17,125      17,099     0.2%
                                                --------    --------    ----
     Total same store NOI                       $141,419    $150,543    (6.1)%
                                                ========    ========    ====

TABLE 5
COMPUTATION OF DEBT RATIOS
(Dollars in thousands)

                                                                             AS OF                 AS OF
                                                                       DECEMBER 31, 2003     DECEMBER 31, 2002
                                                                       -----------------     -----------------
Total real estate assets per balance sheet                                $ 2,164,391           $ 2,443,535
Plus:

Accumulated depreciation per balance sheet                                    432,157               426,136
Accumulated depreciation on assets held for sale                               74,614                17,829
                                                                          -----------           -----------
Total undepreciated real estate assets (A)                                  2,671,162             2,887,500
Less:
Advances to unconsolidated joint ventures equal to
joint venture partner's share of joint venture construction debt              (34,950)             (104,191)
                                                                          -----------           -----------
Total undepreciated real estate assets
   (adjusted for joint venture partner's share of debt) (B)               $ 2,636,212           $ 2,783,309
                                                                          ===========           ===========

Total debt per balance sheet (C)                                          $ 1,186,322           $ 1,414,555
Less:
Joint venture partners' share of joint venture construction debt              (34,950)             (104,191)
                                                                          -----------           -----------
Total debt (adjusted for joint venture partners' share) (D)               $ 1,151,372           $ 1,310,364
                                                                          ===========           ===========
Total debt as a % of undepreciated real estate assets (C/A)                      44.4%                 49.0%
                                                                          ===========           ===========
Total debt as a % of undepreciated real estate assets
   (adjusted for joint venture partner's share of debt) (D/B)                    43.7%                 47.1%
                                                                          ===========           ===========
Total debt per balance sheet                                              $ 1,186,322           $ 1,414,555
Plus:
Preferred shares at liquidation value                                         145,000               145,000
Preferred units at liquidation value                                           70,000                70,000
                                                                          -----------           -----------
Total debt and preferred shares and units (E)                               1,401,322             1,629,555
Less:
Joint venture partners' share of joint venture construction debt              (34,950)             (104,191)
                                                                          -----------           -----------
Total debt and preferred shares and units
  (adjusted for joint venture partners' share of debt) (F)                $ 1,366,372           $ 1,525,364
                                                                          ===========           ===========
Total debt and preferred shares and units as a % of
  undepreciated assets (E/A)                                                     52.5%                 56.4%
                                                                          ===========           ===========
Total debt and preferred shares and units as a % of undepreciated
  assets (adjusted for joint venture partners' share of debt) (F/B)              51.8%                 54.8%
                                                                          ===========           ===========

TABLE 6
RECONCILIATION OF GAINS ON PROPERTY SALES TO ECONOMIC GAINS ON PROPERTY SALES

                                                                      YEAR ENDED
                                                                      12/31/2003       FORECASTED 2004
                                                                      ----------   -----------------------
                                                                                    LOW RANGE   HIGH RANGE
                                                                                    ---------   ----------
Gains on property sales - discontinued operations (before minority
   interest)                                                          $  37,448    $ 136,000    $ 140,000
Gains on property sales - unconsolidated entities                         8,395            -            -
                                                                      ---------    ---------    ---------
                                                                         45,843      136,000      140,000
Less: Asset impairment loss (included in income from
   discontinued operations)                                             (14,118)           -            -
Plus: Asset impairment loss (on assets held for sale) included in
   gains on property sales - discontinued operations                      3,344            -            -
                                                                      ---------    ---------    ---------
Gains on property sales                                               $  35,069    $ 136,000    $ 140,000
                                                                      =========    =========    =========

Gains on property sales                                               $  35,069    $ 136,000    $ 140,000
Less:
   Accumulated depreciation on properties sold                          (25,501)     (74,656)     (74,656)
   Accumulated depreciation on properties sold - unconsolidated
     entities                                                              (947)           -            -
   Prior period asset impairment losses on properties sold               (4,964)      (3,344)      (3,344)
                                                                      ---------    ---------    ---------
Economic gains on property sales                                      $   3,657    $  58,000    $  62,000
                                                                      =========    =========    =========

TABLE 7
RECONCILIATION OF FORECASTED NET INCOME PER COMMON SHARE TO
FORECASTED FUNDS FROM OPERATIONS PER COMMON SHARE

                                                          THREE MONTHS ENDED
                                                             MARCH 31, 2004
                                                        ----------------------
                                                        LOW RANGE   HIGH RANGE
                                                        ---------   ----------
Forecasted net loss, per share                          $  (0.05)   $  (0.03)
Forecasted gains on property sales, per share              (0.03)      (0.04)
Forecasted real estate depreciation, per share              0.47        0.48
                                                        --------    --------
Forecasted funds from operations, per share                 0.39        0.41
Forecasted preferred stock redemption costs                 0.04        0.04
                                                        --------    --------
Forecasted funds from operations, excluding preferred
   stock redemption costs, per share                    $   0.43    $   0.45
                                                        ========    ========